Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (this “Agreement”) is between James M. Froisland (“Executive”) and Titan International, Inc., a Delaware corporation (the “Company”) (Executive and the Company each a “Party” and collectively the “Parties”).

WHEREAS, Executive has been employed by the Company as its Chief Financial Officer pursuant to an Employment Agreement made as of December 5, 2016 (the “Employment Agreement”); and

WHEREAS, Executive’s employment with the Company ended effective May 2, 2018 (the “Separation Date”); and

WHEREAS, the Parties wish to settle and resolve any differences related to the terms and conditions of Executive’s separation from the Company by agreeing to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the releases, representations, and obligations stated below, Executive and the Company agree as follows:

1.    Separation Date; Acknowledgements. Executive’s employment with the Company terminated effective as of the Separation Date. The Company has provided Executive with Executive’s regular base pay through the Separation Date; reimbursement of ordinary and reasonable business expenses; payment for any accrued but unused vacation time; and documentation necessary to elect continuing group health insurance benefits under COBRA. Executive further acknowledges and agrees that: (i) Executive has received all compensation and benefits due Executive in connection with his employment; (ii) following the Separation Date, Executive will not be entitled to or eligible for any additional compensation or benefits except as specifically provided herein; and (iii) Executive has previously received severance pay for the period from the Separation Date through May 15, 2018, in the amount of $6,794.86, which represents fifty percent of his base salary less applicable tax withholdings and deductions, paid on May 15, 2018 (the “Paid Severance Installment”).

2.    Consideration of the Company. Provided that Executive fully complies with his representations and obligations herein and does not revoke any part of this Agreement, the Company will provide Executive with the following severance benefits (the “Severance Benefits”):

(i) Severance pay in an amount equivalent to one hundred percent (100%) of Executive’s base salary rate (as in effect on the Separation Date) ($33,333.33/month), less applicable tax withholdings and deductions and less the Paid Severance Installment, for the period from the Separation Date through December 5, 2018 (the “Severance Period”). The initial severance payment to Executive will be a lump-sum amount equal to the severance payments that Executive would have received from the Separation Date to the next regularly scheduled payroll following the expiration of the revocation period set forth in Section 19 below. Thereafter, severance payments will continue for the remainder of the Severance Period at the Company’s regular payroll intervals; and

(ii) During the Severance Period, subsidization of Executive’s premiums for continued coverage under the Company’s group health plan that can be elected through COBRA at the same rate of contribution applicable to active employees, provided that Executive elects, and to the extent Executive remains eligible for, such continued coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).

3.    Executive Release of Rights and Agreement Not to Sue. For good and valuable consideration, including, without limitation, eligibility for the consideration set forth in Section 2 above, which the Parties agree is fair and adequate, Executive, for Executive, Executive’s heirs, executors, administrators, successors, and assigns (hereinafter collectively referred to as the “Releasors”), hereby irrevocably, unconditionally, and fully releases, acquits, and discharges the Company and its affiliates, insurers, predecessors, successors, and assigns, and their respective predecessors, parents, affiliates, subsidiaries, divisions, directors, officers, employees, legal advisors, representatives, trustees, benefits plans, lenders, and agents (all such persons, firms, corporations, and entities are referred to herein as the “Company Entities”) from any and all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, benefits, bonuses, pro-rata bonuses, retention bonuses, cash payments, compensation, deferred compensation, severance pay, severance benefits, incentive compensation, equity compensation, cash equivalents, controversies, agreements, liabilities, promises, claims, obligations, costs, losses, damages, and demands of whatsoever character, in law or in equity, whether or not known, suspected, or claimed, which the Releasors ever had, have, or may have from the beginning of time through the date of this Agreement, against the Company Entities arising out of or in any way related to Executive’s service or termination of Executive’s service and Executive’s affiliation with the Company or any affiliate; including, but not limited to, claims arising under Executive’s Employment Agreement, as well as claims arising under the Americans With Disabilities Act, the Age Discrimination in Employment Act (as amended by the Older Workers Benefit Protection Act), the National Labor Relations Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Equal Pay Act, the Fair Credit Reporting Act, the Genetic Information and Discrimination Act, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Acts of 1866, 1871 and 1991, including Section 1981-1988 of the Civil Rights Act, the Labor Management Relations Act, the Vietnam Era Veterans Readjustment Act of 1974, the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act, Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002, the Immigration Reform Control Act, the Occupational Safety and Health Act, the Family and Medical Leave Act, the Illinois Human Rights Act, the Right to Privacy in the Workplace Act, the Illinois Health and Safety Act, the Illinois Worker Adjustment and Retraining Notification Act, the Illinois One Day Rest in Seven Act, the Illinois Employment Contract Act, the Illinois Labor Dispute Act, the Victims’ Economic Safety and Security Act, the Illinois Whistleblower Act, the Illinois Equal Pay Act, and all other statutory and common law claims (that may be lawfully waived by agreement), each as may be amended, and/or any other federal, state, district, or local human rights, civil rights, wage-hour, pension, employment, labor, or other law, rule, statute, regulation, constitution, or ordinance and/or public policy, contract or tort law, or any claim of retaliation under such laws, or any claim of breach of any contract (whether express, oral, written, or implied from any source), or any claim of intentional or negligent infliction of emotional distress, workplace injury, occupational diseases, tortious interference with contractual relations, wrongful or abusive discharge, discrimination, defamation, prima facie tort, fraud, negligence, loss of consortium, or any action similar thereto against the Company Entities, including any claim for attorneys’ fees; provided, however, that the Releasors do not waive any rights or release the Company from (a) the right to enforce this Agreement, (b) any COBRA continuation coverage rights under applicable law (which will be paid for, if elected, solely by Executive except as expressly provided in Section 2 above), (c) vested benefits, if any, of Executive under the terms of any qualified retirement plan, and (d) Executive’s eligibility for indemnification for third party claims under any directors and officers or other insurance policy held by the Company, under the terms and conditions of such policy.

4.    Post-Termination Obligations; Restrictive Covenants. Executive acknowledges and agrees that he remains bound and will abide by the obligations and restrictive covenants set forth in Section 12 (Inventions and Improvements), Section 13 (Confidential Information), Section 14 (Competition), and Section 15 (Remedies) of the Employment Agreement. Executive’s reaffirmation of and compliance with these obligations is a material term of this Agreement, and in the event of a breach of these sections of the Employment Agreement, the Company has the right to recover and/or suspend any Severance Benefits paid or owed to Executive pursuant to this Agreement, in addition to any other rights or remedies that the Company may have in the Employment Agreement or at law or in equity.

5.    No Disparagement, Encouragement of Claims. Without limiting any provision of the Employment Agreement, except as such obligation is prohibited by applicable law, Executive agrees and acknowledges that Executive will not make or publish any disparaging statements (whether written or oral) about any of the Company Entities, or defame, speak negatively about, or publicly criticize any Company Entities, including but not limited to the services, business ventures, integrity, veracity, or personal or professional reputation of any of the Company Entities, in any manner whatsoever. Executive agrees and acknowledges that Executive will not publicly comment upon or discuss any Company Entities, including but not limited to their businesses, investors, and/or potential investors, with any media source, including but not limited to any reporters, television, radio, movie, theatrical, internet web blog, or web site, national or local newspaper, magazine, or any other news organization, news outlet, or publication. Executive further agrees not to publish, or draft for publication, any written material whatsoever related to any Company Entities, except as specifically authorized, in writing, by the Company; provided, however, that nothing herein shall prevent Executive from responding to a lawful subpoena, reporting to a government agency, or complying with any other legal obligation. If Executive receives any subpoena or becomes subject to any legal obligation that implicates this Section 5, Executive will provide prompt written notice of that fact to the Company and enclose a copy of the subpoena and any other documents describing the legal obligation.

The Company will instruct Paul Reitz, Chief Executive Officer, and Michael Troyanovich, General Counsel, not to publicly criticize or publish any disparaging statements (whether written or oral) about Executive, including but not limited to the services, integrity, veracity, or personal or professional reputation of any of Executive; provided, however, that this provision shall not limit their ability to make any statement reasonably required for a legitimate business purpose.

6.    Non-admission/Inadmissibility. This Agreement does not constitute an admission by the Company that any action taken with regard to Executive was wrongful, unlawful or in violation of any local, state, or federal act, statute, or constitution, or susceptible of inflicting any damages or injury on the other party, and the Company specifically denies any such wrongdoing or violation. This Agreement, its execution, and its implementation may not be used as evidence, and shall not be admissible, in any proceeding except one alleging a breach of this Agreement.

7.    Cooperation. As a condition to receipt of the benefits set forth in Section 2 herein, for a period of two (2) years following the Separation Date, Executive agrees to make himself available to cooperate reasonably and in good faith with the Company Entities in all matters related to Executive’s service to the Company Entities, including, without limitation, in connection with any litigation or other legal proceedings (provided Executive and the Company Entities are not adverse parties or otherwise have a conflict of interest in regards to such litigation or legal proceeding). The Company agrees that, in requesting and scheduling any cooperation hereunder, that it shall use its reasonable efforts to accommodate and not interfere with Executive’s other professional and personal scheduling demands and obligations (including in connection with any employment Executive may have). The Company further agrees that it will compensate Executive at an agreed-upon reasonable hourly rate for such cooperation, and reimburse (or pay directly on Executive’s behalf) for any reasonable out-of-pocket expenses incurred by Executive, at the direction of the Company Entities, in connection with providing such cooperation, but Executive will not be entitled to additional compensation for such cooperation unless agreed upon in writing with the Company.

8.    Return of Company Property. Executive agrees to promptly deliver to the Company as of the Separation Date all Confidential Information (as defined in Section 13 of the Employment Agreement) and Company property in Executive’s possession or under Executive’s control (and upon reasonable request make Executive’s personal devices available for removal of same), including any and all blackberries or other cell phones, laptop computers, security cards, documents, disks, tapes, or other electronic, digital, or computer means of storage, and all copies of such information and property.

9.    Severability; Breach of Agreement. The provisions of this Agreement shall be severable and the invalidity of any provision, or the performance of one party’s obligations under any provision, shall not affect the validity of the other provisions or the other party’s duty to perform its or his obligations under any other provision; provided, however, that upon a finding by a court of competent jurisdiction that any release or agreement in Section 3 above is illegal, void, or unenforceable, Executive agrees to execute, at the Company’s option, a release and agreement that is legal and enforceable and otherwise consistent with the terms and conditions of this Agreement. Without limiting any remedy available to the Company in respect of Section 15 of the Employment Agreement and hereunder (which remedy and obligations of Executive thereunder will survive any termination of employment with the Company), Executive agrees that Executive’s breach, or threatened breach, of the Employment Agreement or covenants hereunder will result in irreparable injury to the Company Entities, that monetary relief alone will be inadequate to redress such a breach or threatened breach, and further that the Company Entities will be entitled to obtain an injunction to prevent and/or remedy such a breach or threatened breach (without first having to post a bond or other security). In any proceeding for an injunction and upon any motion for a temporary or permanent injunction ("Injunctive Action"), the Company Entities' right to receive monetary damages will not be a bar or interposed as a defense to the granting of such injunction. The Company Entities' right to an injunction is in addition to, and not in lieu of, any other rights and remedies available to the Company Entities under law or in equity. Any Injunctive Action may be brought in any appropriate court located in Adams County, Illinois. Executive hereby irrevocably submits to the jurisdiction of the courts of the Adams County, Illinois in any Injunctive Action and waives any claim or defense of inconvenient or improper forum or lack of personal jurisdiction under any applicable law or decision. Upon the issuance (or denial) of an injunction, the underlying merits of any such dispute will be resolved in accordance with the provisions of Section 12 below.

10.    Waiver; Attorneys’ Fees. Any failure by the Company to require performance of any provision of this Agreement, or to resort to any remedy provided herein or at law or in equity, shall not affect the its right to require such performance or resort to any remedy at any time thereafter, nor shall the waiver by the Company of a breach of any of the provisions hereof be deemed to be a waiver of any subsequent breach of such provisions, nor shall the failure of or delay by either of the Parties in exercising any right, power, or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege. In the event an action is commenced in arbitration, at law or in equity to enforce the terms of this Agreement, to the extent authorized by Illinois law, the prevailing party shall be entitled to reimbursement of its reasonable attorneys’ fees and costs incurred in connection with such action.

11.    Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with laws and judicial decisions of the State of Illinois, without regard to its principles of conflicts of laws. THE PARTIES HEREBY EXPRESSLY AND KNOWINGLY WAIVE ANY RIGHT TO A JURY TRIAL IN THE EVENT OF ANY ACTION ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR EXECUTIVE’S EMPLOYMENT WITH THE COMPANY IS LITIGATED OR HEARD IN ANY COURT.

12.    Arbitration. Except as provided above with respect to an Injunctive Action, any dispute arising between the Parties hereunder, under any statute, regulation, or ordinance, under any services agreement (including the Employment Agreement), offer letter, or other agreement, and/or in connection with Executive’s service, or termination thereof, shall be submitted to binding arbitration before the American Arbitration Association (“AAA”) for resolution. Such arbitration shall be conducted in Illinois, and the arbitrator will apply Illinois law. The arbitration will be conducted in accordance with the AAA’s Employment Arbitration Rules as modified herein. The arbitration will be conducted by a single arbitrator, who will be an attorney who specializes in the field of employment law and who will have prior experience arbitrating employment disputes. The award of the arbitrator will be final and binding on the Parties, and judgment on the award may be confirmed and entered in any state or federal court. The arbitration shall be conducted on a strictly confidential basis, and Executive will not disclose the existence of a claim, the nature of a claim, any documents, exhibits, or information exchanged or presented in connection with such a claim, or the result of any action (collectively, “Arbitration Materials”), to any third party, with the sole exception of Executive’s legal counsel, personal tax and financial advisor, and current spouse, conditioned on them being bound by these confidentiality terms. In the event of any court proceeding to challenge or enforce an arbitrator’s award, the Parties hereby consent to the exclusive jurisdiction of the courts in Adams County, Illinois and agree to venue in that jurisdiction. The Parties agree to take all steps necessary to protect the confidentiality of the Arbitration Materials in connection with any such proceeding, agree to file all Confidential Information (as defined in Section 13 of the Employment Agreement) (and documents containing Confidential Information) under seal, and agree to the entry of an appropriate protective order encompassing the confidentiality terms of this Agreement. The Parties will split the costs of any such arbitrator, provided that the Company will pay the costs of any arbitrator if it is a condition precedent to enforcing this arbitration obligation.

13.    Entire Agreement; Headings; Counterparts. Subject to Section 4 above, this Agreement represents the entire agreement and understanding concerning Executive’s employment with and separation from the Company and supersedes and replaces any and all prior agreements, understandings, discussions, proposals, or negotiations (whether written or oral) between the Parties regarding the matters set forth herein and therein. This Agreement may only be amended in a writing signed by Executive and the Chairman of the Board of the Company. The headings utilized herein are for convenience only and shall not be construed as modifying the terms of this Agreement. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely. This Agreement may be executed by electronic signature and in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. Facsimile, pdf, and other true and correct photostatic copies of this Agreement will have the same force and effect as the originals hereof.

14.    Successors and Assigns. This Agreement and the Employment Agreement will be binding on the executors, heirs, administrators, successors, and assigns of Executive and the successors and assigns of the Company and will inure to the benefit of the respective executors, heirs, administrators, successors, and assigns of the Company Entities and the Releasors. The Company Entities are intended third-party beneficiaries.

15.    Confidentiality of Agreement.     Executive agrees that Executive will not disclose, or cause to be disclosed in any way, the terms of this Agreement or the fact that this Agreement exists, except for the purpose of enforcing the Agreement or disclosing Executive’s obligations under the Employment Agreement, should that ever be necessary. This provision does not prohibit Executive from providing this information on a confidential and privileged basis to Executive’s current spouse or to Executive’s attorney, tax, or financial advisor so long as Executive ensures that these parties maintain the strict confidentiality of this Agreement or the Employment Agreement. Nothing in this Agreement or the Employment Agreement will prohibit Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, or making other disclosures to such an agency or entity, that are protected under the whistleblower provisions of federal law or regulation (or similar state laws) or receipt of awards thereunder. Executive will not need the prior authorization of the Company to make any such reports or disclosures and Executive will not be required to notify the Company that Executive has made such reports or disclosures, provided that nothing will waive any attorney client or similar privilege of the Company Entities. Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document that is filed under seal in a lawsuit or other proceeding, and any trade secrets disclosed in respect of any of (i) and (ii) may be disclosed to Executive’s attorneys and such trade secret information may be used in the court proceeding if Executive (x) files any document containing such trade secret under seal and (y) does not disclose the trade secret, except pursuant to court order.

16.    Taxes. Executive acknowledges and agrees that Executive is solely and entirely responsible for the payment and discharge of all federal, state, and local taxes, if any, that Executive owes under any federal, state, and/or local laws as a result of the payments and other consideration provided pursuant to this Agreement. The Company will make appropriate withholdings from all payments made pursuant to this Agreement, as required by applicable law.

17.    Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), or an exemption under Section 409A, and will be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to involuntary separation from service, as a short-term deferral, or as a settlement payment pursuant to a bona fide legal dispute shall be excluded from Section 409A to the maximum extent possible. For purposes of 409A, any installment payments provided under this Agreement shall each be treated as a separate payment. To the extent required under Section 409A, any payments to be made under this Agreement upon a termination of employment will only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event will the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

18.    Effect of Executive’s Breach. Should Executive breach this Agreement or the Employment Agreement or other obligations to which Executive is subject, then (i) the Company will have no further obligations to Executive under this Agreement (including but not limited to any obligation to make any further payments to Executive, whether or not accrued), (ii) except as expressly prohibited by applicable law, the Company will be entitled to recoup the amount of the benefits and payments set forth in this Agreement that Executive received pursuant to this Agreement, plus the reasonable attorneys' fees and costs the Company incurs in recouping such amounts from Executive, (iii) the Company shall have all rights and remedies available to it under this Agreement and/or Executive's Employment Agreement, and any applicable law, and (iv) all of Executive's promises, covenants, representations, and warranties under this Agreement and/or the Employment Agreement shall remain in full force and effect.

19.    Revocation Period. Executive has the right to revoke this Agreement, solely with regard to Executive’s release of claims under the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act (“ADEA Release”), for up to seven (7) days after Executive signs it. In order to revoke Executive’s ADEA Release, Executive must sign and send a written notice of the decision to do so, addressed to Michael G. Troyanovich, General Counsel, 2701 Spruce Street, Quincy, IL 62301, and that written notice must be received by the Company no later than the eighth day after Executive signed this Agreement. If Executive revokes his ADEA Release, Executive will not be entitled to the Severance Benefits described in Section 2 above.

20.    Knowing and Voluntary Waiver. Executive acknowledges that (i) he has carefully read this Agreement and fully understands its meaning; (ii) he had the opportunity to take up to 21 days after receiving this Agreement to decide whether to sign it; (iii) he understands that the Company is herein advising him, in writing, to consult with an attorney before signing it; (iv) he is signing this Agreement, knowingly, voluntarily, and without any coercion or duress; and (v) everything he is receiving for signing this Agreement is described in this Agreement itself, and no other promises or representations have been made to cause him to sign it. The Parties acknowledge that each party has had the opportunity to have its counsel review this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

JAMES M. FROISLAND            TITAN INTERNATIONAL, INC.

/s/ James M. Froisland             By: /s/ Paul G. Reitz

Date: 7/10/18	Date: 7/10/18